EXHIBIT 10.1

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (the “Agreement”) is made as of October 8, 2009, (the “Effective Date”), by and among Volation Capital Partners LLC (“Volation”) and Medis Technologies Ltd. (“Medis”).

WHEREAS, on June 8, 2009, Volation and Medis entered into a Preferred Stock Purchase Agreement (the “Purchase Agreement”), Section 5.11 of which provides, in pertinent part, that Medis shall not issue additional shares of its common stock or securities convertible into Common Stock to any person other than Volation and certain specified other persons; and

WHEREAS, on June 22, 2009, Volation and Medis entered into a Nondisclosure and Exclusivity Agreement (the “Nondisclosure Agreement”), paragraph 18 of which provides that Medis “shall not enter into the same or a similar Transaction with a party other than [Volation] for a period equal to the later of (a) 6 months from the date of this Agreement or (b) 6 months from the date of the closing of a Transaction”; and

WHEREAS, on September 16, 2009, Medis entered into a Subscription Agreement (the “Subscription Agreement”) with Iroquois Master Fund Ltd. (“Iroquois”), under which, among other things, Medis entered into a transaction with Iroquois under which Iroquois would receive warrants (the “Warrants”) to purchase 4,929,000 shares of Medis common stock and a Secured Convertible Promissory Note (the “Note”) in the principal amount of $657,200 convertible at any time at the option of Iroquois into shares of Medis common stock; and

WHEREAS, Volation alleges that the issuance by Medis of the Warrants and the Note to Iroquois pursuant to the Subscription Agreement constitutes a breach of the terms of Section 5.11 of the Purchase Agreement (the “Purchase Agreement Claim”); and

WHEREAS, Medis intended to issue shares to Iroquois pursuant to transactions under Section 3(a)(10) of the Securities Act of 1933, which Volation alleges would breach the Nondisclosure Agreement (the “Nondisclosure Agreement Claim,” and, together with the Purchase Agreement Claim, the “Claims”); and

WHEREAS, on October 7, 2009, Volation commenced legal action against Medis with respect to the Claims by filing a complaint with the Superior Court of California, County of Los Angeles (the “Court”) (Case Number BC423353); and

WHEREAS, the parties desire to effect an amicable resolution of their disputes with respect to the Claims; and

WHEREAS, Medis desires to settle the Claims in exchange for the issuance to Volation of shares of Medis common stock; and

WHEREAS, Volation is willing to accept such shares in accordance with the terms of this Agreement, subject to Court approval of the issuance of such shares (the “Approval”) following a hearing as required by Section 3(a)(10) of the Securities Act of 1933, as amended.

NOW THEREFORE, in consideration of the mutual covenants, agreements, and releases contained herein, the parties agree to a settlement in accordance with the terms and conditions set forth below.

1. In full and final settlement of the Claims, subject to prior receipt of the Approval, Medis shall issue and deliver to Volation 1,232,541 shares of Medis common stock, par value $0.01 per share (the “Settlement Shares”).

2. Release:  The parties hereby mutually agree that upon (a) receipt of the Approval and (b) issuance by Medis of the Settlement Shares in accordance with the terms hereof, Volation and Medis (respectively on behalf of themselves, any parent, subsidiary, or affiliate entities, any predecessors, successors, and assigns, and all of their respective past and present shareholders, principals and partners), do hereby fully release each other (and any parent, subsidiary, or affiliate entities, any predecessors, successors, and assigns, and all of their respective past and present shareholders, principals and partners), from any and all claims or actions that either party may have had or in the future may have against the other arising out of the Nondisclosure Agreement or Section 5.11 of the Purchase Agreement.

3. Medis agrees that it will not enter, or publicly announce an intention to enter, any transaction under Section 3(a)(10) of the Securities Act of 1933 or similar transaction, before issuance by Medis to Volation of the Settlement Shares in accordance with the terms hereof.

4. No Admission.  Nothing contained in this Agreement shall be construed as an admission or concession, and this Agreement shall not be used as evidence in any proceeding.

5. Entire Agreement; Amendments and Waivers.  This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof.  This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto (or in the case of a waiver, the party granting the waiver).

6. Choice of Law; Dispute Resolution; Remedies.

a. This Agreement, the rights and obligations of the parties under this Agreement and any claim or controversy directly or indirectly based upon or arising out of this Agreement (whether based on contract, tort or any other theory), including all matters of construction, validity and performance, shall in all respects be governed by and interpreted, construed and determined in accordance with, the laws of the State of California, without giving effect to any conflict of laws rules that might lead to the application of the laws of any other jurisdiction.

b. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be heard in the federal or state courts in the state of California.

c. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

7. Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

8. Headings.  All section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date:

VOLATION CAPITAL PARTNERS LLC	MEDIS TECHNOLOGIES, LTD.

By: /s/ Michael Wachs Michael Wachs	By: /s/ Jose A. Mejia Jose A. Mejia
Principal	Chief Executive Officer